Exhibit 99.1

RMG Networks Reports Fourth Quarter and Year End 2015 Results

Reports First Positive Quarterly EBITDA in Over Two Years

Fourth Quarter Highlights

•

EBITDA1 of $0.5M, first positive quarterly EBITDA since 2013

•

Total revenues of $11.8 million increased 15% sequentially

•

Product revenues increased 42% sequentially

•

Operating expenses2 decreased 17% sequentially

•

Awarded Top 20 Promising Supply Chain Solution Provider by CIOReview

•

Awarded second phase of new in-store digital signage deployment for one of RMG Networks’ largest retail development projects

DALLAS, TX – 3/10/2016 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG Networks™, a leading provider of technology-driven visual communications solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2015.

“During the fourth quarter, we reached a significant milestone for the company, delivering positive EBITDA for the first quarter since 2013,” commented Robert Michelson, Chief Executive Officer. “This positive achievement provides the strongest evidence yet that our strategic plan is working. 2015 was a very productive year, we enhanced our leadership team, strengthened our balance sheet, innovated our product portfolio, refined our solution area focus, divested our Media business and improved effectiveness and productivity throughout the organization. In parallel, we substantially reduced our operating expenses, resulting in a cost structure that we believe can support profitable growth in the future.”

“As a result of solid execution against the first full year of our strategic plan, we enter 2016 with a more sustainable model and well-positioned for growth and profitability,” Mr. Michelson continued. “We are encouraged by our strong sales pipeline, as a result of a broader suite of innovative solutions and an increasingly efficient/effective sales organization. We look forward to leveraging the operational and strategic progress we made in 2015, as we continue to progress toward delivering long-term growth and sustainable profitability.”

Fourth Quarter Financial Review

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss, due to the completion of the sale of this business on July 1, 2015. Prior year results have also been adjusted to report this business as discontinued operations. As a result, the financial results below reflect the Enterprise business at RMG Networks, reported as continuing operations.

1   We define EBITDA as operating income (loss) plus depreciation and amortization expenses and stock-based compensation expense. GAAP operating loss was $0.8 million for Q4 2015. See “About Non-GAAP Financial Measures” below and the reconciliation tables at the end of this release for more information regarding non-GAAP financial measures used in this release.

2   Represents total operating expenses from continuing operations, excluding depreciation, amortization and stock-based compensation expenses.

Sequential Trends

•

Total revenues in the fourth quarter of 2015 were $11.8 million, up 15.3% from the third quarter of 2015.

o

Product sales revenue of $6.3 million increased 41.7% from $4.4 million in the third quarter of 2015, driven by improved sales execution during the quarter.

o

Maintenance & content services revenue of $3.6 million decreased slightly from $3.7 million in the third quarter of 2015.

o

Professional services revenue of $1.9 million decreased 9.8% from $2.1 million in the third quarter of 2015, resulting from lower realization in the professional services organization.

•

Gross margin was 51.8% in the fourth quarter of 2015, compared to 53.3% in the third quarter of 2015, resulting primarily from a shift in sales mix, consistent with historical seasonal trends.

•

Operating expenses, excluding depreciation, amortization and stock-based compensation expenses, declined to $5.6 million in the fourth quarter of 2015 from $6.8 million in the third quarter of 2015, resulting from continued efforts to reduce the company’s overall cost structure.

•

EBITDA3 was $0.5 million, improving from an EBITDA loss of $1.3 million in the third quarter of 2015, resulting from the increase in revenue and reduction in operating expenses described above.

Year-over-Year Trends4,5

•

Total revenues of $11.8 million represented a decrease of 9.5% from $13.0 million of adjusted revenues in the fourth quarter of 2014, resulting primarily from a large sale that occurred in the fourth quarter of 2014. Maintenance revenue was also lower, resulting from the decision in 2014 to proactively “end-of-life” maintenance services on certain products, consistent with discussion in previous quarters.

•

Gross margin of 51.8% was up from an adjusted gross margin of 45.3% in the fourth quarter of 2014, due primarily to a $1.0 million write-off of obsolete inventory in the fourth quarter of 2014.

•

Operating expenses, excluding depreciation, amortization and stock-based compensation expenses, declined to $5.6 million in the fourth quarter of 2015 from adjusted operating expenses6 of  $7.7 million in the fourth quarter of 2014, resulting from continued efforts to reduce the company’s overall cost structure.

•

EBITDA3 of $0.5 million improved from an adjusted EBITDA loss4 of $1.8 million in the fourth quarter of 2014.

Reported Results

Fourth Quarter. Total reported revenue for the quarter ended December 31, 2015 was $11.8 million compared to total reported revenue of $12.8 million for the same quarter last year.

Operating loss for the quarter ended December 31, 2015 was $0.8 million compared to $32.0 million for the same quarter last year.

Full Year. Total reported revenue for the year ended December 31, 2015 was $40.6 million compared to total reported revenue of $40.0 million for the prior year.

Operating loss for the year ended December 31, 2015 was $9.8 million compared to $48.1 million for the prior year.

Amendment to Revolving Credit Facility

RMG Networks also announced today that it has entered into an amendment of its revolving credit facility, resetting the monthly consolidated EBITDA covenant levels under the facility for the remainder of 2016.

“We are pleased to have reached an agreement with our lender resetting the monthly EBITDA covenants under our revolving credit facility,” commented Mr. Michelson. “This amendment provides us with additional financial flexibility as we continue executing our long-term strategic plan.”

3   GAAP operating loss was $0.8 million, $2.6 million and $32.0 million for Q4 2015, Q3 2015 and Q4 2014, respectively.

4   Financial results for Q4 2014 are “adjusted” to exclude the effects of purchase accounting, the impact of the impairment of a large non-recurring contract, impairment charges associated with goodwill and intangible assets, acquisition expenses and certain other items that management does not believe reflect the underlying performance of its business. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

5   GAAP revenue, gross margin, operating expenses and operating loss was $12.8 million, 33.8%, $36.3 and $32.0 million, respectively, for Q4 2014.

6   Excludes non-cash goodwill and intangible asset impairment charges of $26.7 million in Q4 2014.

Business Outlook

“While the financial results for the fourth quarter demonstrate significant progress toward reaching our long-term goals, our business will continue to be impacted by typical seasonal patterns, which traditionally results in lower revenue levels during the first quarter of the year," noted Mr. Michelson. "We expect to continue demonstrating operational and financial progress in 2016 and with a focused sales strategy, productive sales organization, innovative new solutions and aligned cost structure, we believe we are on-track to delivering long-term revenue growth and sustainable positive EBITDA.”

Conference Call

Management will host a conference call to discuss these results on Thursday, March 10, 2016 at 9 a.m. ET.  To access the call, please dial 1-866-428-4719 (toll free) or 1-704-908-0405 and reference conference 54235919.  The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of RMG Networks’ web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast and slide presentation will be available for replay for at least 90 days.

A telephonic replay of this conference call will also be available by dialing 1-855-859-2056 (toll free) or 1-800-585-8367 and entering passcode: 54235919 from 12 p.m. ET on March 10, 2016 until 11:59 p.m. ET on March 17, 2016.

© 2016 RMG Networks Holding Corporation. RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

About RMG Networks

RMG NETWORKS (NASDAQ: RMGN) is a worldwide leader in intelligent visual communications that help businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG Networks offers a single point of accountability for integrated data visualization and real-time performance management. The company, who values 70% of the Fortune 100 as clients, is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC regulations, including Adjusted Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, EBITDA and Adjusted EBITDA. In evaluating its business, RMG Networks considers and uses Adjusted Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, EBITDA and Adjusted EBITDA as supplemental measures of its operating performance, and believes that many of the company's investors use these non-GAAP measures to monitor the company's performance. These measures should not be considered as a substitute for the most directly comparable GAAP measures and should not be used in isolation, but in conjunction with these GAAP measures. Definitions and reconciliations between non-GAAP measures and relevant GAAP measures are set forth in the tables at the end of this press release.

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, compensation and other benefits derived from the sale of the Airline Media Networks business, guidance relating to future financial performance and expected operating results, such as revenue growth, our ability to achieve profitability, our position within the markets that we serve, efforts to grow our business and the impact of litigation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company's ability to raise additional capital on satisfactory terms, or at all; success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; the ability of the company to maintain its Nasdaq listing; the competitive environment in the markets in which the company operates; the risk that the anticipated benefits of acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For RMG Networks Holding Corporation

Investor

Brett Maas / Rob Fink

646-536-7331 / 646-415-8972

ir@rmgnetworks.com

or

Media
Julie Rasco
800-827-9666
Julie.Rasco@rmgnetworks.com

Source: RMG Networks

(Financial tables appear below)

RMG Networks Holding Corporation

Consolidated Balance Sheets

December 31, 2015 and 2014

(in thousands, except share and per share information)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$3,206	$3,077
Accounts receivable, net of allowance for doubtful accounts of $676 and $234, respectively	10,626	13,061
Inventory, net	1,055	1,461
Deferred tax assets	-	7
Prepaid assets	1,154	1,175
Current assets of discontinued operations	-	2,811
Total current assets	16,041	21,592
Property and equipment, net	4,340	5,230
Property and equipment of discontinued operations, net	-	456
Intangible assets, net	8,988	11,519
Loan origination fees	123	743
Other assets	226	228
Other assets of discontinued operations	-	22
Total assets	$29,718	$39,790
Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,080	$4,350
Accrued liabilities	4,236	3,924
Secured line of credit	400	-
Loss on long-term contract	616	2,649
Deferred revenue	7,507	7,492
Liabilities of discontinued operations	-	4,677
Total current liabilities	15,839	23,092
Notes payable – non-current	-	14,000
Warrant liability	96	1,447
Deferred revenue – non-current	1,519	1,478
Deferred tax liabilities	18	-
Loss on long-term contract - non-current	-	1,036
Deferred rent and other	1,917	2,625
Total liabilities	19,389	43,678
Stockholders’ equity (deficit):
Common stock, $.0001 par value, (250,000,000 shares authorized; 37,182,041 and 12,467,756 shares issued; 36,882,041 and 12,167,756 shares outstanding, at December 31, 2015 and December 31, 2014, respectively.)	4	1
Additional paid-in capital	108,237	82,090
Accumulated other comprehensive income (loss)	(196)	6
Retained earnings (accumulated deficit)	(97,236)	(85,505)
Treasury Stock, at cost (300,000 shares)	(480)	(480)
Total stockholders’ equity (deficit)	10,329	(3,888)
Total liabilities and stockholders’ equity (deficit)	$29,718	$39,790

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Loss

Years Ended December 31, 2015 and 2014

(in thousands, except share and per share information)

	Years Ended December 31,
	2015	2014
Revenue:
Products	$17,874	$16,061
Maintenance and content services	14,618	16,096
Professional services	8,110	7,793
Total Revenue	40,602	39,950
Cost of Revenue:
Products	10,771	12,074
Maintenance and content services	2,293	2,892
Professional services	5,440	5,897
Loss (Gain) on long-term contract	(444)	2,732
Total Cost of Revenue	18,060	23,595
Gross Profit	22,542	16,355
Operating expenses:
Sales and marketing	9,106	12,697
General and administrative	16,084	16,925
Research and development	3,346	2,945
Acquisition expenses	-	378
Depreciation and amortization	3,756	4,830
Impairment of goodwill and intangible assets	-	26,687
Total operating expenses	32,292	64,462
Operating loss	(9,750)	(48,107)
Other Income (Expense):
Gain on change in warrant liability	1,351	665
Interest (expense) and other income – net	(1,556)	(1,619)
Loss before income taxes and discontinued operations	(9,955)	(49,061)
Income tax expense (benefit)	122	(7,716)
Total loss from continuing operations	(10,077)	(41,345)
Loss from discontinued operations, net of taxes	(3,994)	(31,160)
Gain on sale of discontinued operations, net of taxes	2,340	-
Net loss	(11,731)	(72,505)
Other comprehensive loss -
Foreign currency translation adjustments	(202)	(293)
Total comprehensive loss	$(11,933)	$(72,798)
Net loss per share of Common Stock (basic and diluted):
Continuing operations	$(0.36)	$(3.40)
Discontinued operations	(0.06)	(2.56)
Net loss per share of Common Stock (basic and diluted)	$(0.42)	$(5.96)
Weighted average shares used in computing basic and diluted net loss per share of Common Stock	27,944,272	12,155,694

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

(Inclusive of Discontinued Operations)

(in thousands)

	Years Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(11,731)	$(72,505)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,897	6,805
Gain on sale of discontinued operations	(2,340)	-
Gain on change in warrant liability	(1,351)	(665)
Impairment of intangible assets and goodwill	-	51,109
Impairment of long-lived assets	209	-
Stock-based compensation	1,563	2,060
Non-cash treasury stock	-	(480)
Non-cash loan origination fees	756	228
Non-cash consulting expense	320	505
Non-cash directors’ fees	31	116
Allowance for doubtful accounts	408	-
Deferred tax (benefit)	25	(6,991)
Changes in operating assets and liabilities:
Accounts receivable	2,281	7,650
Inventory	392	3,172
Other current assets	129	1,070
Other assets, net	(294)	(258)
Accounts payable	(1,280)	(1,863)
Accrued liabilities	(823)	(282)
Deferred revenue	141	(950)
(Gain) loss on long-term contract	(3,068)	3,348
Deferred rent and other liabilities	(708)	(800)
Net cash used in operating activities	(11,443)	(8,731)

Cash flows from investing activities
Proceeds from sale of discontinued operations	1,190	-
Purchases of property and equipment	(381)	(2,293)
Net cash provided by (used in) investing activities	809	(2,293)

Cash flows from financing activities
Borrowings on line of credit, net	400	-
Proceeds from long-term debt	1,000	6,000
Debt issuance costs	(137)	-
Conversion of preferred stock to common stock	(41)	-
Issuance of preferred stock, net of issuance costs	9,627	-
Net cash provided by financing activities	10,849	6,000

Effect of exchange rate changes on cash	(86)	(135)

Net increase (decrease) in cash and cash equivalents	129	(5,159)

Cash and cash equivalents, beginning of year	3,077	8,236

Cash and cash equivalents, end of year	$3,206	$3,077

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$689	$1,579
Cash paid during the period for income taxes	$275	$187

Non-cash Supplemental information:
Leasehold improvements acquired through landlord allowance	$-	$1,250
Issuance of common stock for warrants	$-	$2,460

RMG Networks Holding Corporation

Reconciliation of Gross Profit

Three Months Ended December 31, 2015 and 2014

(in thousands)

	Three Months Ended December 31, 2015 (GAAP)	Purchase Price Accounting Adjustment	Loss on Long-Term Contract	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Products	$6,296	$-	$-	$6,296
Maintenance and content services	3,570	-	-	3,570
Professional services	1,893	-	-	1,893
Total Revenue	11,759	-	-	11,759

Cost of Revenue	5,669	-	-	5,669

Gross Profit	$6,090	$-	$-	$6,090

	Three Months Ended December 31, 2014 (GAAP)	Purchase Price Accounting Adjustment	Loss on Long-Term Contract	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Products	$6,587	$-	$-	$6,587
Maintenance and content services	4,051	210	-	4,261
Professional services	2,145	-	-	2,145
Total Revenue	12,783	210	-	12,993

Cost of Revenue	8,465	-	(1,359)	7,106

Gross Profit	$4,318	$210	$1,359	$5,887

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the Enterprise business at RMG Networks, reported as continuing operations.

RMG Networks Holding Corporation

Reconciliation of Gross Profit

Years Ended December 31, 2015 and 2014

(in thousands)

	Year Ended December 31, 2015 (GAAP)	Purchase Price Accounting Adjustment	Cost of Revenue Reclassification	Loss on Long-Term Contract	Adjusted (Non-GAAP)
Revenue:
Products	$17,874	$-	$-	$-	$17,874
Maintenance and content services	14,618	-	-	-	14,618
Professional services	8,110	-	-	-	8,110
Total Revenue	40,602	-	-	-	40,602

Cost of Revenue	18,060	-	-	444	18,504

Gross Profit	$22,542	$-	$-	$(444)	$22,098

	Year Ended December 31, 2014 (GAAP)	Purchase Price Accounting Adjustment	Cost of Revenue Reclassification	Loss on Long-Term Contract	Adjusted (Non-GAAP)
Revenue:
Products	$16,061	$-	$1,381	$988	$18,430
Maintenance and content services	16,096	840	-	395	17,331
Professional services	7,793	-	-	688	8,481
Total Revenue	39,950	840	1,381	2,071	44,242

Cost of Revenue	23,595	-	-	(2,732)	20,863

Gross Profit	$16,355	$840	$1,381	$4,803	$23,379

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the Enterprise business at RMG Networks, reported as continuing operations.

RMG Networks Holding Corporation

Reconciliation of Operating Loss to Adjusted EBITDA

 (in thousands)

	Fourth Quarter		Full Year
	2015	2014	2015	2014

Operating loss	$(763)	$(31,952)	$(9,750)	$(48,107)

Depreciation and amortization	875	1,325	3,756	4,830
Stock-based compensation	366	577	1,563	2,060

EBITDA	$478	$(30,050)	$(4,431)	$(41,217)

Revenues that would have been recognized in the period had the balance in deferred revenue at the acquisition date not been required to be adjusted to market value at the acquisition date in accordance with GAAP purchase accounting guidelines	-	210	-	840
Acquisition expenses	-	-	-	378
Impairment of intangible assets and goodwill	-	26,687	-	26,687
Loss on long-term contract	-	1,359	(444)	4,803
Cost of revenue reclassification	-	-	-	1,381
Reorganization costs	-	-	-	579

Adjusted EBITDA	$478	$(1,794)	$(4,875)	$(6,549)

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the Enterprise business at RMG Networks, reported as continuing operations.